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The Board of Trustees and Shareholders

GE Institutional Funds

We consent to the use of our report, dated November 20, 2012, with respect to the statements of assets and liabilities of the U.S. Equity Fund, U.S. Large-Cap Core Equity Fund, Premier Growth Equity Fund, Small-Cap Equity Fund, S&P 500 Index Fund, International Equity Fund, Income Fund, Strategic Investment Fund, and Money Market Fund, each a series of the GE Institutional Funds, as of September 30, 2012 and the related statements of operations for the year then ended, statements of changes in net assets for each of the years in the two-year period then ended and the financial highlights for each of the years or periods in the five-year period then ended, incorporated herein by reference, and to the references to our firm under the headings “Financial Highlights” in the Prospectus and “Independent Registered Public Accounting Firm” in the Statement of Additional Information.

Boston, Massachusetts

January 25, 2013

KPMG LLP is a Delaware limited liability partnership, the U.S. member firm of KPMG International Cooperative (“KPMG International”), a Swiss entity.